UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report — August 6, 2014

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669

(Address of principal executive offices)

Registrant’s telephone number, including area code: (920) 727-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2014, Henry J. Theisen announced his plans to retire as President and Chief Executive Officer of Bemis Company, Inc. (the “Company”) effective August 7, 2014.  On August 7, 2014, the Board of Directors of the Company elected William F. Austen as President and Chief Executive Officer, and a member of the Board of Directors for a term expiring at the 2015 annual meeting of shareholders of the Company (the “2015 Annual Meeting”), effective immediately.  Mr. Theisen will continue serving as Executive Chairman of the Board of the Company until the 2015 Annual Meeting.

Mr. Austen, 55, has been the Executive Vice President and Chief Operating Officer of the Company since November 7, 2013.  Prior to that, he was Group President from 2012 to 2013, Vice President - Operations from 2004 to 2012, and President and Chief Executive Officer - Morgan Adhesives Company from 2000 to 2004.

In connection with Mr. Austen’s appointment as President and Chief Executive Officer, the Compensation Committee increased Mr. Austen’s base salary to $900,000, increased his target annual cash incentive opportunity to 110% of base salary and granted him 20,145 additional time-based share units and 20,145 additional performance-based share units, each having the same terms as the awards granted to executive officers on January 2, 2014.

In Mr. Theisen’s continuing role as Executive Chairman of the Board, his compensation will remain the same as currently in effect through the end of fiscal 2014.  In 2015, Mr. Theisen’s compensation will be changed to reflect his modified role in the Company.

A copy of the press release announcing this management change is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated August 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ William F. Austen	By	/s/ Jerry S. Krempa
	William F. Austen, President and Chief Executive Officer		Jerry S. Krempa, Vice President and Controller

Date	August 11, 2014	Date	August 11, 2014

Index to Exhibits

Exhibit No.	Description	Method of Filing
99.1	Press Release dated August 7, 2014	Electronic Transmission